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US$2,000,000,000                                      FILED PURSUANT TO RULE 433
5.125% SENIOR NOTES DUE 2011                             FILE NO. 333-117615

                                [Citigroup Logo]
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Terms and Conditions:
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Issuer:                           Citigroup Inc.
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Ratings:                          Aa1/AA-/AA+  (Moody's / S&P / Fitch)
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Trade Date:                       February 7, 2006
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Settlement Date:                  February 14, 2006 (T+5 days)
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Maturity:                         February 14, 2011
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Par Amount:                       $2,000,000,000
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Semiannual Coupon:                5.125% per annum
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Public Offering Price:            99.969%
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Gross Fee:                        0.325%
  Management Fee:                 0.0625%
  Underwriting Fee                0.0625%
  Sales Concession:               0.200%
  Re-allowance:                   0.150%
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Purchase Price:                   99.644%
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Net Proceeds to Citigroup:        $1,992,705,000
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Interest Payment Dates:           Semiannually on the 14th of each February and
                                  August. Following business day convention.
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First Coupon:                     August 14, 2006.
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Day Count:                        30/360.
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Defeasance:                       Applicable. Provisions of Sections 11.03 and
                                  11.04 of the Indenture apply.
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Redemption at Issuer Option:      Only for tax purposes.
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Redemption for Tax Purposes:      Applicable at issuer option if, as a result of
                                  changes in U.S. tax law, withholding tax or
                                  information reporting requirements are imposed
                                  on payments on the notes to non-United States
                                  persons. Redemption as a whole, not in part.
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Sinking Fund:                     Not applicable.
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Listing:                          Application will be made to list the notes on
                                  the regulated market of the Luxembourg Stock
                                  Exchange.
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Minimum Denomination / Multiples: $1,000/ multiples of  $1,000 in excess thereof
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                                                      Principal Amount Purchased
                                                      --------------------------
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Sole Book Manager:          Citigroup Global Markets Inc. $1,700,000,000 (85.0%)
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Senior Co-Lead Managers:    Bear, Stearns & Co. Inc.         $50,000,000  (2.5%)
                            Goldman, Sachs & Co.             $50,000,000  (2.5%)
                            Lehman Brothers Inc.             $50,000,000  (2.5%)
                            Merrill Lynch, Pierce, Fenner &
                            Smith Incorporated               $50,000,000  (2.5%)
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Co-Lead Managers:           Blaylock & Partners, L.P.        $20,000,000 (1.00%)
                            Samuel A. Ramirez & Co., Inc.    $20,000,000 (1.00%)
                            TD Securities (USA) LLC          $20,000,000 (1.00%)
                            UBS Securities LLC               $20,000,000 (1.00%)
                            The Williams Capital Group, L.P. $20,000,000 (1.00%)
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CUSIP:                      172967 DH 1
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ISIN:                       US172967DH14
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Common Code:                024425029
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Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup's registration statement is No. 333-117615. Alternatively, you can request the prospectus by calling toll-free in the United States 1-800-248-3580.